Daktronics, Inc. Announces Second Quarter Fiscal 2021 Results

Brookings, S.D., December 2, 2020 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2021 second quarter results. Daktronics reported fiscal 2021 second quarter net sales of $127.4 million, operating income of $6.7 million, net income of $3.4 million, and earnings per diluted share of $0.08. This compares to net sales of $174.9 million, operating income of $4.8 million, net income of $7.3 million, and $0.16 per diluted share, for the second quarter of fiscal 2020.  Fiscal 2021 second quarter orders were $135.7 million, compared to $151.1 million for the second quarter of fiscal 2020. Product order backlog at the end of the fiscal 2021 second quarter was $201 million, compared to $182 million a year earlier and $192 million at the end of the first quarter of fiscal 2021.(1)

For the six months ended October 31, 2020, net sales were $271.0 million, operating income was $16.2 million, net income was $10.9 million, and earnings per diluted share was $0.24 per diluted share. This compares to net sales of $355.2 million, operating income of $12.4 million, net income of $14.3 million, and $0.32 per diluted share for the same period in fiscal 2020.

Fiscal 2021 is a 52-week year and fiscal 2020 was a 53-week year; therefore, the six months ended October 31, 2020 contains operating results for 26 weeks while the six months ended November 2, 2019 contained operating results for 27 weeks. Sales, orders, and other results of operations were impacted due to the additional week of operations.

Cash generated by operating activities in the first six months of fiscal 2021 was $40.0 million, compared to cash consumed of $10.3 million in the first six months of fiscal 2020. Cash generated by operating activities is primarily derived from cash received from customers, offset by cash payments for inventories, subcontractors, employee related costs, and operating expense outflows. Year-to-date cash provided from operations differed as compared to last year primarily due to focus on customer collections, decreasing inventory levels, lowering personnel and operating expense outflows as we manage operations through the uncertain COVID times. Cash generation and use can vary based on order timing and levels, varying contractual payment terms from customers, and payments for inventory to meet delivery and installation schedules. Free cash flow, defined as cash provided by or used in operating activities less net investment in property and equipment, was a positive $34.5 million for the first six months of fiscal 2021, as compared to a negative $19.9 million for the same period of fiscal 2020. Net investment in property and equipment was $5.4 million for the first six months of fiscal 2021, as compared to $9.6 million for the first six months of fiscal 2020. Cash, restricted cash, and marketable securities at the end of the second quarter of fiscal 2021 were $74.4 million, which compares to $32.9 million at the end of the second quarter of fiscal 2020 and $41.6 million at the end of fiscal 2020. Borrowings on the line of credit were $15.0 million at the end of the second quarter of fiscal 2021 up from $0 at the end of the second quarter of fiscal 2020 and consistent with the $15.0 million at the end of fiscal 2020.

Orders for the second quarter of fiscal 2021 decreased 10.2 percent as compared to the second quarter of fiscal 2020 and decreased 23.9 percent as compared to the first six months of fiscal 2020. Each business unit's order volume was lower in fiscal 2021 due to lower market activity from the resulting economic and business impacts of the COVID-19 pandemic and related timing of large contract orders which cause lumpiness.

Net sales decreased by 27.2 percent in the second quarter of fiscal 2021 as compared to the second quarter of fiscal 2020 and 23.7 percent as compared to the first six months of fiscal 2020. Net sales decreased in all business units for the same reasons causing order booking declines and due to varied timing in the related conversion to sales based on customer project schedules.

Gross profit as a percentage of net sales was 26.2 percent for the second quarter of fiscal 2021 as compared to 22.9 percent a year earlier. The improved gross profit rate is a result of the mix of service agreement sales in second quarter fiscal 2021 as compared to the second quarter of fiscal 2020, we believe this higher gross profit level will not be sustained in future quarters. In addition, during the second quarter of fiscal 2020, we experienced higher project delivery costs and tariff related expenses, decreasing the gross profit rate in that period.

Operating expenses for the second quarter of fiscal 2021 were $26.7 million, compared to $35.3 million for the second quarter of fiscal 2020, or a decrease of 24.4 percent. This decline is attributed to our focus on managing our expenses to expected order volumes. Declines in overall operating expenses were attributed to lower personnel related costs offset by severance costs for reductions in force, reduced third-party contractor use, lower travel and entertainment activities, and lowered marketing and convention events. Operating income as a percent of sales for the quarter was 5.2 percent as compared to 2.8 percent during the second quarter of fiscal 2020.

The effective tax rate expense for the second quarter of fiscal 2021 was 41.1 percent compared to an effective tax rate benefit of 63.8 percent for the second quarter of fiscal 2020. Our fiscal 2021 year-to-date effective rate expense was 26.2 percent compared to fiscal 2020 year-to-date effective benefit of 14.6 percent. The change in the effective tax rate year-over-year was driven primarily by a decrease in tax credits and other permanent differences as a percentage of estimated current fiscal year pre-tax income.

Reece Kurtenbach, chairman, president and chief executive officer stated, "For the first half of the year, we have managed operating expenses and working capital to align with expected declines in orders and sales as our customers adjust to the economic and business implications of COVID-19. Even with these impacts, we had customers place multimillion-dollar orders for sporting event venues, out of home digital advertising billboards, and transportation applications this quarter. We have carefully reduced and continue to strategically make choices on levels of investments in capital assets and development initiatives. We also continued the suspension of dividend and share repurchases to help us maintain stability in liquidity and our cash position."

Outlook
Kurtenbach added, "We believe the audiovisual industry fundamentals will drive long-term growth for our business, but the near-term outlook shows contraction and greater volatility overall. We are focused on promoting our value to new and existing markets, while managing our cost structure to meet the uncertain demand. Even though we face a challenging fiscal 2021, we are working to emerge as a stronger organization and to be positioned to capitalize on the recovery from this pandemic."

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2020 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 2, 2020.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

Net sales	$127,367	$174,911	$271,011	$355,167
Cost of sales	94,053	134,824	201,936	269,575
Gross profit	33,314	40,087	69,075	85,592

Operating expenses:
Selling	12,654	16,177	24,210	34,474
General and administrative	7,264	8,965	14,388	18,058
Product design and development	6,737	10,121	14,269	20,621
	26,655	35,263	52,867	73,153
Operating income	6,659	4,824	16,208	12,439

Nonoperating (expense) income:
Interest income	66	162	151	431
Interest expense	(84)	(31)	(157)	(66)
Other (expense) income, net	(837)	(514)	(1,464)	(321)

Income before income taxes	5,804	4,441	14,738	12,483
Income tax expense (benefit)	2,388	(2,833)	3,855	(1,821)
Net income	$3,416	$7,274	$10,883	$14,304

Weighted average shares outstanding:
Basic	44,893	45,115	44,808	45,114
Diluted	44,977	45,267	44,947	45,361

Earnings per share:
Basic	$0.08	$0.16	$0.24	$0.32
Diluted	$0.08	$0.16	$0.24	$0.32

Cash dividends declared per share	$—	$0.05	$—	$0.10

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	October 31, 2020	May 2, 2020
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$69,836	$40,398
Restricted cash	3,617	14
Marketable securities	983	1,230
Accounts receivable, net	74,682	72,577
Inventories	71,428	86,803
Contract assets	26,707	35,467
Current maturities of long-term receivables	2,439	3,519
Prepaid expenses and other current assets	7,650	9,629
Income tax receivables	129	548
Property and equipment and other assets available for sale	1,953	1,817
Total current assets	259,424	252,002

Property and equipment, net	64,475	67,484
Long-term receivables, less current maturities	594	1,114
Goodwill	8,050	7,743
Intangibles, net	2,702	3,354
Investment in affiliates and other assets	24,943	27,683
Deferred income taxes	13,323	13,271
Total non-current assets	114,087	120,649
TOTAL ASSETS	$373,511	$372,651

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	October 31, 2020	May 2, 2020
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$37,274	$47,834
Contract liabilities	47,107	50,897
Accrued expenses	32,681	36,626
Warranty obligations	10,383	9,764
Income taxes payable	2,949	844
Total current liabilities	130,394	145,965

Long-term warranty obligations	16,217	15,860
Long-term contract liabilities	10,741	10,707
Other long-term obligations	24,586	22,105
Long-term income taxes payable	697	582
Deferred income taxes	471	452
Total long-term liabilities	52,712	49,706
TOTAL LIABILITIES	183,106	195,671

SHAREHOLDERS' EQUITY:
Common stock	60,010	60,010
Additional paid-in capital	45,575	44,627
Retained earnings	95,973	85,090
Treasury stock, at cost	(7,297)	(7,470)
Accumulated other comprehensive loss	(3,856)	(5,277)
TOTAL SHAREHOLDERS' EQUITY	190,405	176,980
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$373,511	$372,651

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	October 31, 2020	November 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,883	$14,304
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,564	8,724
(Gain) loss on sale of property, equipment and other assets	(162)	30
Share-based compensation	1,047	1,184
Equity in loss of affiliates	1,145	241
Provision for doubtful accounts	153	(535)
Deferred income taxes, net	2	(64)
Change in operating assets and liabilities	18,343	(34,156)
Net cash provided by (used in) operating activities	39,975	(10,272)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,776)	(9,768)
Proceeds from sales of property, equipment and other assets	341	149
Proceeds from sales or maturities of marketable securities	247	22,775
Purchases of and loans to equity investment	(903)	(896)
Net cash (used in) provided by investing activities	(6,091)	12,260

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term obligations	(220)	(1,931)
Dividends paid	—	(4,500)
Payments for common shares repurchased	—	(1,682)
Tax payments related to RSU issuances	(125)	(199)
Net cash used in financing activities	(345)	(8,312)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(498)	(94)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	33,041	(6,418)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	40,412	35,742
End of period	$73,453	$29,324

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Six Months Ended
	October 31, 2020	November 2, 2019	Dollar Change	Percent Change	October 31, 2020	November 2, 2019	Dollar Change	Percent Change
Net Sales:
Commercial	$30,356	$39,651	$(9,295)	(23.4)%	$64,862	$83,686	$(18,824)	(22.5)%
Live Events	37,822	59,319	(21,497)	(36.2)	89,296	118,625	(29,329)	(24.7)
High School Park and Recreation	27,578	30,193	(2,615)	(8.7)	56,521	60,658	(4,137)	(6.8)
Transportation	15,323	20,330	(5,007)	(24.6)	29,821	39,348	(9,527)	(24.2)
International	16,288	25,418	(9,130)	(35.9)	30,511	52,850	(22,339)	(42.3)
	$127,367	$174,911	$(47,544)	(27.2)%	$271,011	$355,167	$(84,156)	(23.7)%
Orders:
Commercial	$32,590	$43,513	$(10,923)	(25.1)%	$58,123	$82,161	$(24,038)	(29.3)%
Live Events	40,684	41,008	(324)	(0.8)	82,544	107,977	(25,433)	(23.6)
High School Park and Recreation	20,117	22,853	(2,736)	(12.0)	48,216	53,405	(5,189)	(9.7)
Transportation	11,633	16,992	(5,359)	(31.5)	24,722	39,207	(14,485)	(36.9)
International	30,642	26,756	3,886	14.5	44,214	55,835	(11,621)	(20.8)
	$135,666	$151,122	$(15,456)	(10.2)%	$257,819	$338,585	$(80,766)	(23.9)%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Six Months Ended
	October 31, 2020	November 2, 2019
Net cash provided by (used in) operating activities	$39,975	$(10,272)
Purchases of property and equipment	(5,776)	(9,768)
Proceeds from sales of property and equipment	341	149
Free cash flow	$34,540	$(19,891)

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.